Exhibit 99.2

JIM TAYLOR TELECONFERENCE

THOMAS GROUP

DATE FRIDAY, APRIL 21, 2006 AT 9AM CENTRAL TIME

OPERATOR:  This is the Jim Taylor Teleconference with the Thomas Group for Friday, April 21st, 2006 at 9:00 Central Time. Excuse me everyone, we now have our speakers in conference. Please be aware that each of your lines is currently in a listen only mode. At the conclusion of the presentation, we will open the floor for questions. At that time, instructions will be given if you would like to ask a question. I would now like to turn the conference over to Mike Barhydt.

MIKE BARHYDT:  Thank you, Jeff. Good morning, this is Mike Barhydt with Thomas Group. Welcome to the 2006 1st quarter earnings conference call for Thomas Group of Irving, Texas. Representing the Company today will be Jim Taylor, President and Chief Executive Officer and David English, Chief Financial Officer. Following management’s comments, there will be time for questions. The Company’s 1st quarter 2006 earnings announcement was released Thursday, April 20th. If you did not receive this release, please call our office at 1-800-826-2057 and dial extension 4438 for Lisa Clark. Lisa will fax or e-mail to you a copy of the release immediately. That number again, is 1-800-826-2057 extension 4438. Before we begin management’s comments, let me remind you that while Thomas Group does not provide projects, management may be discussing forward looking information. Statements discussed that are not strictly historical are forward looking statements. These should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance point of fees, timing of contracts and revenue recognition, competitive and cost factors and the like, and they are set forth in the Company’s filing from time to time in the securities and exchange commission, including the Company’s form 10-K for the year ended December 31, 2005. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements. Now, here’s Jim.

JIM TAYLOR:  Thanks Mike, and good morning to all of you. Our 1st quarter this year is a continuation of the successes we achieved in 2005. First and foremost, was the revenue increase during the 1st quarter which represents a 14% increase over the 4th quarter of 2005 and a 68% increase over the 1st quarter of last year. Our revenue increase is attributable primary - primarily to two new cont- or to new contracts in both the government and commercial sectors, and the expansion of existing programs with U.S. Governments. This is indicative of our selling model. We obviously, spend a lot of time and energy building new relationships with organizations we view as future clients. But at the same time, we are constantly looking for new opportunities inside existing clients. The very nature of what we do lends itself to this sort of activity. We uncover problems and then we solve them. Expansions in our U.S. Government contracts during the 1st quarter are the results of executing this very strategy. On the commercial side, we continue our successful engagements with Amtrak, Boston Scientific, the Greater Detroit Area Health Council and others. We also have several outstanding proposals with several large companies and we should be hearing the results of these in the 2nd quarter. You know clients will hire us to solve identified business dilemmas, but as engagement progresses additional problems are uncovered. In other cases, clients may hire us to bring improved results in one facet of their business before they allow us to expand into other areas. In previous conference calls, we have noticed this practice as a primary reason our backlog may appear low, despite the fact that our revenue is increasing. Our methodologies are based on three fundamental principles: A matrix driven process, attaining and sustaining significant results for clients and programs implementation by consultants with senior management experience in industry. We believe that together, these forms are a competitive advantage and the results that our methodology and our people bring are the reasons our clients invite us into new areas of their business. As you might imagine, expanding existing business is difficult. But even more difficult is obtaining new clients. New clients are typically obtained only after we develop a bridge of trust with top management and identify where we can bring substantial value on the client’s dilemma. Then, and only then, will an assessment or program start. This takes time to build such relationships. We continue to actively pursue such relationships in both our commercial and government sectors. Now let’s talk about our stock for just a moment. The quick reaction by the market to our 4th quarter results in February was really, in my estimation, unwarranted when you understand the one time charges. Our stock has not quite recovered from that drop and the one item of particular interest was the year-end bonus paid to employees in December. This bonus was a by-product of the outstanding performance in 2005 for our employees. This was not a management bonus. It was recognition to all employees for a job well done. Included in our 1st quarter results this year, is an accrual for approximately two cents per diluted share for a 2006 year-end bonus. Now, this is obviously contingent on another outstanding performance this year and is subject to the board review and approval. A big part of our business model is to achieve desired growth margins by obtaining high utilization of our consultant work force or resultants, as we call them. We stick to this discipline even as we add to our work force, as we did in the 1st quarter hiring and training eight new resultants. As always, these resultants bring with them 25+ years of experience in management positions. The use of proven professionals continues to be our primary differentiating value to our clients and our number one competitive advantage. As for the remainder of 2006, we intend to continue the business model that produced the 2005 results and got us where we stand today. That model is built on finding revenues at appropriate margins, not just revenue for the sake of adding revenue. Maintaining high utilization of our resultants and keeping our overhead costs under control. We will continue to build relationships that result in new business in our selected vertical market of healthcare, transportation, garment retail and a government among others.

We will continue to add subject matter experts to shorten the cycle time it takes to build confidence in potential clients. We will also continue to expand our image as a knowledge leader through partnerships, such as the one we have with the Wharton School of Business and Texas A&M May School of Business. Now, it will take all of these efforts to successfully continue to grow. As you’ve seen in our Company, and by everyone you know, we are all about results and we will practice what we preach. And now, let me turn it over to David.

DAVID:  Thank you, Jim. Revenue for the 1st quarter of 2006 was $13.3 million, which is a 14% increase over the previous quarter and a 68% increase over the 1st quarter of 2005. Revenue increased in both our commercial and governmental sectors during the 1st quarter as we expanded existing programs and added new clients. Net income for the 1st quarter of 2006 was $2.2 million or $0.20 per diluted share compared to a loss of $0.1 million or $0.01 per share in the 1st quarter of 2005. When comparing 2006 net income to 2005 net income, it is important to understand the impact that income taxes will have on 2006. In the 1st quarter of 2006, our effective tax rate was 28% compared to 4% for the year 2005. So, a more relevant comparison of our 1st quarter to 2005 would be pretax income. In the 1st quarter 2006, our pretax earnings per share equates to $0.28 per diluted share. If you compare that to our quarterly pretax GPS to 2005, which was $0.00 in Q1, $0.32 in Q2, $0.26 in Q3 and $0.19 in Q4, you can see that $0.28 pretax profit for this most recent quarter rival our best quarters in 2005. To elaborate on our tax rate, if you remember in 2005 we used tax benefits to create a 4% rate. However, the remaining tax benefit created by prior year net operating losses is limited to approximately $0.2 million annually expiring in 2022. Therefore, we know that 2006 will basically be fully taxed. Our full tax rate is approximately 38%. However, in the 1st quarter, we adjusted the valuation allowance on our deferred tax asset to reflect what we now believe will be the recoverability of the tax benefit on certain timing items. This adjustment created a ten point reduction in our tax rate for the 1st quarter only. We do not expect further adjustments like this during 2006 and we expect our tax rate, for the remaining quarters of 2006, to be 38%. Gross profit margins for the 1st quarter were 48% compared to 46% for the 1st quarter of 2005. As we discussed at our year-end conference call, we are accruing for a year-end employee bonus in 2006 reducing gross profit by approximately a penny a share in each quarter and accounting for one point of the gross margin in the 1st quarter. In addition, our margins return to a more realistic level in the 1st quarter of 2006. The margins in excess of 50% that we produced in 2005 are simply not sustainable long term, especially as we grow the commercial side of our business. We continue to only hire resultants as we see revenue to cover their costs at an appropriate gross margin. SG&A expenses for the 1st quarter of 2006 were $3.4 million or 26% of revenue compared to $3.0 million or 38% of revenue for the 1st quarter of 2005. The percentage decrease is typical for a growing Company as its infrastructure is spread out over larger revenue. We carefully add costs only as necessary to support revenue growth, understanding that one of our keys to success has been our ability to adjust costs to varying levels of revenue over recent years. The increase in SG&A dollars, year of year, primarily stands from increase selling costs related to revenue growth and an increase in stock based compensation. Cash flows provided by operating activities in the 1st quarter were $1.6 million compared to cash used of $0.3 million for the 1st quarter of 2005. This increase is primarily due to 2006 profits in excess of 2005 profits. Cash flows used in investing activities primarily for upgrades to computer equipment was $235,000 in the 1st quarter of 2006 compared to $22,000 in the 1st quarter of 2005. Net cash used for financing activities in the 1st quarter was $0.4 million comprised of $0.5 million used to pay dividends offset by $0.1 million collected from stock option holders upon exercise of stock options. In the 1st quarter of 2005, cash provided by financing activities was $0.5 million consisting of $0.2 million in debt borrowing and $0.3 million received upon the exercise of outstanding warrants. Although we have not utilized our $5.5 million line of credit since June 9th of 2005, we continue to have its availability and will use it as needed for growth. During the 1st quarter of 2006, we signed $22.3 million of new and extended business which increased our backlog at March 31st, 2006, to $23.5 million, all of which is contracted for 2006. Backlog does not include option years of existing projects. Backlog may not always represent the full scope of the client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing. Now, I will turn the call over to our moderator for any questions you might have.

OPERATOR:  Thank you. At this time ladies and gentlemen, we will open the floor for questions. If you do have a question, simply press the star key, followed by the one key, star one, on your touch tone phone now. Questions will be taken in the order in which they’re received. If, at any time, you would like to remove yourself from the questioning queue, press star followed by two. Again, to pose a question, just dial star, one on your touch tone phone now. Our first question comes from Bill Sutherland from Benning and Scattergood.

BILL SUTHERLAND:  Jim, David, good morning.

JIM TAYLOR:  Good morning, Bill.

BILL SUTHERLAND:  I wanted to ask just a few questions here on the - on some numbers. On the resultants, the, my math says that you have, at the end of March, 123?

JIM TAYLOR:  Okay, let me check - we’re going to check the numbers right now and get you the exact numbers.

BILL SUTHERLAND:  And when you look for that number, if you have last years Q1 that would be helpful. I don’t.

JIM TAYLOR:  Yeah, I think we’re, right now, we’re right around 114, 115, so you- you’re in the ballpark, yeah.

BILL SUTHERLAND:  Okay, and do you have last year’s, David, in front of you —

DAVID:  Um, —

BILL SUTHERLAND: - or you want to get back to me, or?

DAVID:  It was - it was about 65 to 75 at this point last year.

BILL SUTHERLAND:  Okay. Now, I know that, you know, your model heavily relies on the resultants and - and its contract to some consulting organizations where there’s a, you know, the expert pyramid.

JIM TAYLOR:  Right.

BILL SUTHERLAND:  But can you help us understand, maybe, I mean, these guys have to have some leverage in terms of support, and maybe you could help us understand what’s - what’s underneath them in - in that, you know, to help them generate the business.

JIM TAYLOR:  Well, let me - let me give you a, maybe a classic example of how we work, Bill, and maybe that will help. A salesperson, and what we call a senior SVP, will go out and make a relationship and the- then sell an opportunity, which usually is an assessment. That assessment may involved a our assessor and one or two other Thomas Group people and can vary in length from just a couple of weeks to maybe three months. Those assessment teams will then come back and do an evaluation and indicate to the client areas and a road map of how to solve the dilemmas that we’ve been faced with. Example might be, time to market supply chain, etc. We will then be engaged to do the implementation in solving that let’s use time to market problem, and we will put an RM, a results manager, and a staff of people and we’ll determine the staff by the number of processes that are needed in an area. So, if there are two or three major processes involved that would say that we need two to maybe three Thomas Group people and the result manager.

BILL SUTHERLAND:  Now just - just so I understand what resultants really mean, are all of these folks considered resultants or just result managers?

JIM TAYLOR:  No, they’re all resultants. We have two levels, a resultant and then a result manager.

BILL SUTHERLAND:  Okay.

JIM TAYLOR:  Now those people will be supported by administrative people who will help in PowerPoint presentations and research and that kind of thing. But that’s basically our - our organization.

BILL SUTHERLAND:  Okay, that’s helpful. That’s good. The revenue mix in the quarter, David, government versus commercial?

DAVID:  94% government, 6% commercial.

BILL SUTHERLAND:  Is that any - is that materially different, or from where it was a quarter ago?

DAVID:  No.

BILL SUTHERLAND:  Okay. And when you look at your pipeline or better yet, when you look at your bookings, what is the mix of that - of that number roughly?  I don’t think you could have that exactly.

JIM TAYLOR:  Yeah, it would probably be a little more weighted, but not significantly to commercial, but a little —

BILL SUTHERLAND:  Okay.

JIM TAYLOR: - more weighted to commercial.

BILL SUTHERLAND:  And then finally, on the revenue growth in the quarter, about how much of it was the same - same customer versus new customer?

JIM TAYLOR:  Well, okay, that’s - I was going to say that probably 80-85% of it you might quote, would be current customers.

BILL SUTHERLAND:  Uh-huh.

JIM TAYLOR:  However, there’s expansions in all of those existing clients and as I mentioned in my opening statement, the expansion of existing business is really how we “get our backlog goal.”

BILL SUTHERLAND:  Right, right. Good. And then and then last thing I wanted to understand, when David was going through those pretax , you know, the working forecast on a pretax basis, just to give us feel for this quarter, I don’t know if it’s the last year. It made me wonder about seasonality and, you know, because it was very - a lot of flux in those quarters last year, is there anything we should know about?

DAVID:  Well, there’s not really seasonality there’s a couple of unusually sort of non-recurring items. In Q1 of last year, this time last year, we had a $600,000 sublease loss from subleasing some excess office space.

BILL SUTHERLAND:  Uh-huh.

DAIVD:  That impacted EPS. And in the 4th quarter, everybody remembers there was a year-end bonus, but then there was also the loss on discontinued operations. So, you know, if you kind of look at the revenue and gross profit line and the normal SG&A expenses, it’s pretty steady.

BILL SUTHERLAND:  Okay.

DAVID:  So, there really our business is not seasonal.

BILL SUTHERLAND:  Except for the normal kind of downtime.

DAVID:  Right.

BILL SUTHERLAND:  [Unintelligible].

DAVID:  Right, contract fluctuation, yeah.

BILL SUTHERLAND:  And then do you have a sense of what are you going to add kind of the same number of resultants in the current quarter that you did in Q1?

JIM TAYLOR:  We haven’t made any final decision yet. We’re looking as I mentioned, we have several significant proposals outstanding. And in the next few weeks we’ll see. But it’s probably a likelihood in the next 90 days that we’ll be have a similar class again.

BILL SUTHERLAND:  Okay. Great, thanks again.

JIM TAYLOR:  Thank you.

OPERATOR:  As a reminder ladies and gentlemen, if you would like to ask a question simply dial star, one on your touch tone phone now. Our next question comes from Tom Maguire, Investor.

TOM MAGUIRE:  Hi gentlemen good quarter again. I for one, just want to make a statement that I hope you continue accruing you know, a couple two, three cents a quarter for your employees and the board approves the bonus at the end of the year, as long as the results come through as they have so far. My question is on the government business that Bill brought up, about 94% government, could you go into a little more detail on how diversified, this business is within the government?  [Unintelligible], even if it’s different departments etc.?

JIM TAYLOR:  Thanks, Tom, yeah, and that’s a very good point because it is misleading. Our government business focuses within the Department of Defense and primarily within the Navy. And I don’t mean to characterize anything other by my example coming up here other than as a comparison, but if you take and compare a Navy, let’s say, to a General Motors or a Ford or Chrysler, large corporation like that, let’s look at the Navy. And one of the departments that we’re in the Navy is the aviation sector, called the Navy Aviation Enterprise. This activity involves a lot of everything associated with training and pilots as well as ground crews, as well as maintenance on aircraft. Everything around that flying that airplane. So that’s one department and that’s one functionality within the United States Navy that we’re working in. Another one might be around the ship maintenance regard. And this is a surface fleet of maintenance repairs, planning all of that that involves that. That’s another set of whole different discipline of people, funding requirements and everything in that. Again, there’s a third which would be the subsurface. This is the submarine sector of the Navy, where we work in there with similar, and another group of people completely. And there’s probably three more of these kinds of examples. So, we have six, seven, eight different functions within the Navy that we’re currently working with. And all of these go through different operating people. As any of you can imagine who’ve had any military experience, there’s quite a bit of different between a naval aviator and a submariner. And there is quite a bit of difference between how they operate and what their dilemmas and what they’re facing. So, we deal with each of these almost as if they were - and bad example but maybe it’ll help - different divisions or subsidiaries of a company.

TOM MAGUIRE:  Okay. You know, the conventional wisdom is when you supply work for the government that you get low margins, yet you don’t get low margins on government business. Why is that?

JIM TAYLOR:  Well, I think Tom, it - it’s basically because of the high return that we give the government. We’re giving them a substantial return on investment because of the opportunity they exist, then they can find anywhere else. We - we normally have said to our commercial clients, we’ll give you at least 4 to 1 return, and we’ve done much much better in that over our 28 years with commercial clients. That number is much higher in the military, much much higher.

TOM MAGUIRE:  Okay. You mentioned, Jim, that your commercial assessment programs was like Amtrak, Boston Scientific, Great Detroit Healthcare Council and you got, pro- proposal that was from other large companies that you should hear back for - from in the 2nd quarter, will you announce, will there be press releases for new commercial clients soon?

JIM TAYLOR:  We’re going to try to do that. We obviously, have to do it with the approval of our clients. In some cases, they’ve asked us not to disclose it. In the case of Great Detroit Area Health Council, that program has been fully released and talked about with their support. Boston Scientific is a program that’s ongoing, that’s an existing client that we’ve had since way back in 1999-2000. Amtrak has just recently expanded what they’re doing with us and we’ll work with them to see what we can disclose. So, we really have to do it on a program by program basis to see what the client will allow. But we will do that.

TOM MAGUIRE:  Okay. And then finally getting back to, the question regarding the resultants. You know, before the turn around, you know, Thomas Group had well over 200 resultants out there and now you’re approximately half of what the, I guess the peak was you know, five years ago whenever. As you add resultants, first of all, how difficult is it getting them, and second of all, how difficult will it be maintaining very high utilization rate as you, you know, double your resultant workforce over the next three, four years, whatever?

JIM TAYLOR:  Well, if - if, you know, this is an old cliché but all of you can relate. It - it’s always very difficult to get the quality - high quality of people that we do. With that said, as we progress and show that we have become a growth and viable company we’re getting to see a lot of opportunity of highly qualified, high capable people who are  little fatigued in working 24/7 at their current job and are looking for a way to turn to a consultant role and help others. It’s difficult, it’s time consuming, the interviewing process in seeking it, but to date, we have found a high quality of people to come to the Company. I believe, at least for the foreseeable future, we can continue that process to attract those people. The challenge that you bring us is just that, it’s the high utilization of people. And I’ll give you examples how those types of things happen, is a client will go from an assessment, say we like it, we want you to start a program the 1st of May. Well, now we have a two week period between the assessment team and the start team working. And then the client will come back and say, well the contract is stuck in our legal department, it will be another week. Fred Jones, is out traveling and he won’t be back until Thursday. So as we grow in size, our bench size will have a variation into it that won’t be 100%. But to your example, it will never ever be what we had in 2001 and 2002, where we had such a high bench strength. We will continue to have a high, high utilization rate and we are focused on minimizing our people who are not revenue producing jobs.

TOM MAGUIRE:  Okay, and I guess one more final comment or whatever. You know, your stocks have come along way since the down time of the early 2000s, but you know, your still filling a very cheap multiple relative to other consulting companies. So, I just want you to continue up - just continue and keeping your focus and your eye on the ball and hitting that ball out of the park. So, thanks so much.

JIM TAYLOR:  Tom, thank you for your support and your comments.

OPERATOR:  Thank you. Our next question comes from Chris McCampbell from Stifel Nicolaus.

CHRIS MCCAMPBELL:   Morning guys.

JIM TAYLOR:  Morning Chris.

DAVID:  Morning.

CHRIS MCCAMPBELL:  Great quarter. In the last couple of years when you hit a higher revenue mark, it typically stays at that level for two to three quarters before going up again would it be reasonable to expect that going, well, that pattern again, or are you seeing more RFP activity then you have in the past?

JIM TAYLOR:  Well no, that’s funny you mention that because that’s exactly what we’re seeing. We’re seeing a lot more RFP and that has not been our primary way of getting business. I have a little concern over RFP and what their fundamental purpose is. And as you know, Chris, we are not the low cost provider. But with that said, we’re seeing a lot more of that activity and opportunities. I would have a tendency to think that we’ll still have those stair step type of things and whether we grow every single quarter or it’s - there’s a, you know, a quarter where it doesn’t grow significantly we - we’ll be hard to manage here in the next six months just because of our growth. But, I still am very positive about our ‘06 and whether next quarter is black or with this one our growth is still to be seen. But I’m very positive that the year of 2006 is going to look equally as good as the growth did in 2005.

CHRIS MCCAMPBELL:  Great. Well, all the rest of my questions have been answered, so,

thanks ya’ll.

JIM TAYLOR:  Thanks, Chris.

OPERATOR:  Thank you. Our next question comes from Bruce Collin, Shareholder.

BRUCE COLLIN:  Hi, congratulations. I mean, when I saw the earnings report I thought it was fabulous.

JIM TAYLOR:  Well, thanks, Bruce.

BRUCE COLLIN:   Two things and again from a shareholder who remembers the bulletin board days, how far you’ve come. If there is going to be another bonus given to the employees, I’m wondering if there’s a way, in advance, tell everyone this, so that it doesn’t spook the investment community who may be going the money isn’t really going to the bottom line, to the shareholders?

JIM TAYLOR:  Well, Bruce, I apologize because I probably spoke too fast or in haste. My prepared marks, I thought I indicated, we are currently accruing and in this 1st quarter, we have accrued a portion of that bonus and we will continue to do that throughout the year as long as we’re going to perform. So, it’s already in the numbers.

BRUCE COLLIN:   Okay, that’s good.

JIM TAYLOR:  Okay, and now, that doesn’t mean it will be paid. That’s up to us performing at the levels that we’re expected to and then it’s up to the board to review and approve that and agree on that.

BRUCE COLLIN:   ‘Cause I think that’s a much better way. I mean, I congratulate you on that. The other question is I agree with a couple of people before, that although that the stock now is - is doing great, for instance, today, but it’s still very under valued. Can you kind of go through again the different steps, the different shows or the different ways that you’re getting the word out there about Thomas Group. Like, I know in New York and that was successful what do you see in terms of getting the word out to more and more people, mutual funds and other investors will see how this stock is still such a great value?

JIM TAYLOR:  Well, that’s - that’s an area that - that we have to continue to work on. What we have done is focus more on getting our word out about, we can help you in your business rather then telling the street we’re a - a growth Company and what we’re doing. We are looking at some avenues to get us out there, but like someone previously said, we stay very focused on driving revenue opportunity and growth in the Company. We did pick the one in New York a couple of months ago to go and present at. We do see us quite a bit in trade magazines and talking about it  we should be picked up locally here in the Dallas-Fort Worth area as the fastest growing market value company in Dallas for 2005. That will get local attention and I think you saw a summary by an investment group who wrote us up. We haven’t engaged or had discussions with anybody about following us as yet, but that would be the natural next - natural step to do.

BRUCE COLLIN:   Great. Thanks and again, congratulations.

JIM TAYLOR:  Thanks so much.

OPERATOR:  Thank you. Gentlemen, there are no further questions in the queue at this time.

MIKE BARHYDT:  Thank you, Jeff. If there are no additional questions at this time, I want to thank you for time and participation today. If you missed any part of this call or have an associate who is not able to listen to the call, a replay line will be available by 5:00 p.m. Central today, and will run for 30 days. U.S. callers may call at 877-919-4059, and international callers may call 334-323-7226. The conference call replay pass code is 12404516. Again, thank you for interest in Thomas Group.

OPERATOR:  Thank you. This does conclude our teleconference for the day, you may now disconnect.